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   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 26, 2013

                                                     REGISTRATION NO. 333-182946

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                    U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                    FORM N-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

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PRE-EFFECTIVE AMENDMENT NO.
POST-EFFECTIVE AMENDMENT NO.1

        REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

AMENDMENT NO. 4

                       FORETHOUGHT LIFE INSURANCE COMPANY
                               SEPARATE ACCOUNT A

                           (Exact Name of Registrant)

                       FORETHOUGHT LIFE INSURANCE COMPANY

                              (Name of Depositor)

                           300 NORTH MERIDIAN STREET,
                                   SUITE 1800
                             INDIANAPOLIS, IN 46204

                   (Address of Depositor's Principal Offices)

                                 (713) 212-4625

              (Depositor's Telephone Number, Including Area Code)

                               MARY L. CAVANAUGH
                       FORETHOUGHT LIFE INSURANCE COMPANY
                           300 NORTH MERIDIAN STREET,
                                  SUITE 1800,
                             INDIANAPOLIS, IN 46204

                    (Name and Address of Agent for Service)

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                 Approximate Date of Proposed Public Offering:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT

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If any of the securities being registered on this form are offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box.

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                                EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form N-4 (File No. 333-182946) of Forethought Life Insurance Company Separate Account A (the "Registration Statement") is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of filing exhibits to the Registration Statement. Accordingly, this Post-Effective Amendment No. 1 consists only of a facing page, this explanatory note and Item 24 of Part C of the Registration Statement on Form N-4 setting forth the exhibits to the Registration Statement. This Post-Effective Amendment No. 1 does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 1 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.


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                          PART C -- OTHER INFORMATION

ITEM 24.  FINANCIAL STATEMENTS AND EXHIBITS

(a)    All financial statements are included in Part B of the Registration
       Statement.
(b)    Exhibits
       (1) Resolution of the Board of Directors of Forethought Life Insurance Company ("Forethought") authorizing the establishment of the Separate Account.(1)
       (2)    Not applicable.
       (3)    (a) Principal Underwriter Agreement.(3)
       (4)    (a) Form of Variable Annuity Contract.(1)
       (4)    (b) Return of Premium Death Benefit Rider.(1)
       (4)    (c) Maximum Anniversary Value Death Benefit Rider.(1)
       (4)    (d) Enhanced Return of Premium Death Benefit Rider.(1)
       (4)    (e) Guaranteed Minimum Withdrawal Benefit Rider (Single Life).(1)
       (4) (f) Guaranteed Minimum Withdrawal Benefit Rider (Joint Life/Spousal).(1)
       (4)    (g) Enhanced Guaranteed Minimum Withdrawal Benefit Rider (Single
              Life).(1)
       (4) (h) Enhanced Guaranteed Minimum Withdrawal Benefit Rider (Joint Life/ Spousal).(1)
       (4)    (i) Maximum Daily Value Death Benefit rider(1)
       (4)    (j) Fund Facilitation Fee Rider(2)
       (5)    Form of Application.(1)
       (6)    (a) Articles of Incorporation of Forethought Life Insurance
              Company.(1)
       (6)    (b) Bylaws of Forethought Life Insurance Company.(1)
       (7)    Not Applicable.
       (8)    Fund Participation Agreements.(2)
       (8)    (a) American Century Investment Services, Inc.(2)
       (8)    (b) BlackRock Variable Series Funds, Inc.(2)
       (8)    (c) Huntington Funds(2)
       (8)    (d) Lord Abbett Series Funds, Inc.(2)
       (8)    (e) PIMCO(2)
       (8)    (f) Putnam Variable Trust(2)
       (8)    (g) Northern Lights Variable Trust(2)
       (8)    (h) American Funds(2)
       (9)    Opinion and Consent of Mary L. Cavanaugh, General Counsel.(2)
       (10)   Consent of Independent Registered Public Accounting Firm.(2)
       (11)   No financial statements are omitted.
       (12)   Not applicable.
       (99)   Copy of Power of Attorney.(2)

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(1)  Incorporated by reference to the Initial filing to the Registration
     Statement, File No. 333-182946, filed on July 31, 2012.

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(2)  Incorporated by reference to the amended filing of the Registration
     Statement, File No. 333-182946, filed on December 31, 2012.

(3)  Filed herewith.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form N-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, in the State of Texas, on the 26th day of February, 2013.

                                         FORETHOUGHT LIFE INSURANCE COMPANY
                                         SEPARATE ACCOUNT A

                                         By:  /s/ Mary Cavanaugh
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Pursuant to the requirements of the Securities Act of 1933, this Registration
Statement has been signed by the following persons in the capacities indicated on February 26, 2013. This document may be executed by the signatories hereto on any number of counterparts, all of which constitute one and the same instrument.

                SIGNATURE                               TITLE
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